SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

YUM! BRANDS, INC.

(Exact name of registrant as specified in its charter)

North Carolina	13-3951308
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1441 Gardiner Lane

Louisville, Kentucky  40213

(Address of Principal Executive Offices, including Zip Code)

YUM! BRANDS, INC. LONG TERM INCENTIVE PLAN

(Full title of the plan)

Christian L. Campbell, Esq.

Senior Vice President, General Counsel, Secretary
and Chief Franchise Policy Officer

YUM! Brands, Inc.

1441 Gardiner Lane

Louisville, Kentucky 40213

(502) 874-8300

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [X]	Accelerated filer [ ]
Non-accelerated filer [ ] (do not check if a smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, no par value	11,000,000 shares	$49.99	$549,890,000	$39,208

(1)           Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers any additional shares of Common Stock to be offered or issued under the YUM! Brands, Inc. Long Term Incentive Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1), based upon the average of the high and low prices of the Common Stock as reported on The New York Stock Exchange Composite Tape on November 30, 2010.

INCORPORATION OF PRIOR REGISTRATION STATEMENT BY REFERENCE

            This registration statement on Form S-8 registers additional securities of the same class as other securities of the Registrant for which a registration statement of the Registrant on Form S-8 relating to the same employee benefit plan is effective.  Pursuant to General Instruction E of Form S-8, the contents of the Registrant's previously-filed registration statement on Form S-8 (File No. 333-36895) relating to the YUM! Brands, Inc. Long Term Incentive Plan, filed with the Securities and Exchange Commission on October 1, 1997, are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth in this registration statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5.            Interests of Named Experts and Counsel

            Legal Opinion

            The legality of the securities being registered pursuant to this registration statement has been passed upon by Christian L. Campbell, Senior Vice President, General Counsel, Secretary and Chief Franchise Policy Officer of the Registrant.

Experts

The consolidated financial statements of YUM! Brands, Inc. as of December 26, 2009 and December 27, 2008, and for each of the years in the three-year period ended December 26, 2009, and management's assessment of the effectiveness of internal control over financial reporting as of December 26, 2009 have been incorporated by reference herein in reliance upon the audit report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.  The audit report refers to a change in 2009 in YUM! Brands, Inc.'s method of reporting noncontrolling interests due to the adoption of new accounting requirements issued by the FASB.

Item 6.            Indemnification of Directors and Officers

            Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act, or NCBCA, contain specific provisions relating to indemnification of directors and officers of North Carolina corporations.  In general, such sections provide that:  (i) a corporation must indemnify a director or officer who is wholly successful, on the merits or otherwise, in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense if it is determined as provided by statute that the director or officer meets a certain standard of conduct, except that when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him.  A director or officer of a corporation who is a party to a proceeding may also apply to a court for indemnification, and the court may order indemnification under certain circumstances set forth in statute.  A corporation may, in its articles of incorporation or bylaws or by contract or resolution of the board of directors, provide indemnification in addition to that provided by statute, subject to certain conditions.

            Article Sixth of the Registrant's Restated Articles of Incorporation, referred to as the Charter, provides that the Registrant will, to the fullest extent permitted by law, indemnify its directors and officers against all liabilities and expenses (including attorney's fees) in any suit or proceedings, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of the Registrant, including all appeals therefrom, arising out of their status as such or their activities in any of the foregoing capacities, unless the activities of the person to be indemnified were, at the time taken, known or believed by such director or officer to be clearly in conflict with the Registrant's best interests.  The Charter also provides that the Registrant will indemnify any person who, at its request, is or was serving as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or as trustee or administrator under any employee benefit plan.  Indemnification provided under the Charter will in each case include advances of a director's or officer's expenses prior to final disposition of such proceeding upon receipt of an undertaking to repay such amount unless it will ultimately be determined that he or she is not entitled to be indemnified.  The foregoing rights of indemnification under the Charter are not exclusive of any other rights to which those seeking indemnification may be entitled and will not be limited by the provisions of Sections 55-8-50 through 55-8-58 of the NCBCA or any successor statute.

            The Registrant's officers and directors are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses arising from any alleged wrongful act including any alleged error or misstatement or misleading statement or wrongful act or omission or neglect of duty.

            The Registrant has entered into indemnity agreements with each of its directors.  The indemnity agreements generally indemnify such persons against liabilities arising out of their service in their capacities as directors, officers, employees or agents of the Registrant.  The Registrant may from time to time enter into indemnity agreements with additional individuals who become its officers and/or directors.

Item 9.            Undertakings

            (a)        The undersigned Registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)         to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)       to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, Commonwealth of Kentucky, on the 2nd day of December, 2010.

YUM! BRANDS, INC.

By:	/s/ Christian L. Campbell
Christian L. Campbell
Senior Vice President, General Counsel, Secretary and Chief Franchise Policy Officer

            Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

	Signature	Title	Date

	/s/ David C. Novak*	Chairman of the Board	December 2, 2010
	David C. Novak	Chief Executive Officer and President
(principal executive officer)

	/s/ Richard T. Carucci*	Chief Financial Officer	December 2, 2010
	Richard T. Carucci	(principal financial officer)

	/s/ Ted F. Knopf*	Senior Vice President Finance and Corporate Controller	December 2, 2010
	Ted F. Knopf	(principal accounting officer)

	/s/ David W. Dorman*	Director	December 2, 2010
David W. Dorman

	/s/ Massimo Ferragamo*	Director	December 2, 2010
Massimo Ferragamo

	/s/ J. David Grissom*	Director	December 2, 2010
J. David Grissom

	/s/ Bonnie G. Hill*	Director	December 2, 2010
Bonnie G. Hill

	/s/ Robert Holland, Jr.*	Director	December 2, 2010
Robert Holland, Jr.

	/s/ Kenneth G. Langone*	Director	December 2, 2010
Kenneth G. Langone

	/s/ Jonathan S. Linen*	Director	December 2, 2010
Jonathan S. Linen

	/s/ Thomas C. Nelson*	Director	December 2, 2010
Thomas C. Nelson

	/s/ Thomas M. Ryan*	Director	December 2, 2010
Thomas M. Ryan

	/s/ Jing-Shyh S. Su*	Vice Chairman of the Board	December 2, 2010
Jing-Shyh S. Su

	/s/ Robert D. Walter*	Director	December 2, 2010
Robert D. Walter

*By:	/s/ John P. Daly
John P. Daly
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number		Description of Exhibits

4.1	-

Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 27, 2008 (File No. 1-13163), filed under the Securities Exchange Act of 1934)

4.2	-

Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K (File No. 1-13163) filed on November 23, 2009 under the Securities Exchange Act of 1934)

5.1	-	Opinion and consent of Christian L. Campbell, Senior Vice President, General Counsel, Secretary and Chief Franchise Policy Officer of the Registrant

23.1	-	Consent of Christian L. Campbell, Senior Vice President, General Counsel, Secretary and Chief Franchise Policy Officer of the Registrant (included in Exhibit 5.1)

23.2	-	Consent of KPMG LLP

24.1	-	Powers of attorney